Exhibit 99.1

American States Water Company Announces
Fourth Quarter and Full Year 2023 Results
•10% increase (or $0.05 per share) in recorded fourth quarter 2023 consolidated diluted EPS compared to fourth quarter of 2022
•$1.25 per share increase in reported consolidated diluted EPS for full year 2023 compared to 2022, or $0.41 per share increase as adjusted (discussed later)
◦Regulated utilities spent $175.7 million in company-funded capital expenditures in 2023, a historic high; and filed a new general rate case at the water utility that outlines a core business infrastructure investment plan of $611.4 million over the rate cycle for the years 2025 - 2027
•8.2% increase in the quarterly dividend during 2023
◦Quarterly dividend rate has grown at a CAGR of 9.4% over the last five years
San Dimas, California, February 21, 2024…. American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.55 for the quarter ended December 31, 2023, as compared to basic and fully diluted earnings per share of $0.50 for the quarter ended December 31, 2022, an increase of 10% (or $0.05 per share), which includes a favorable variance of $0.03 per share resulting from the impact of accounting estimates recorded in the fourth quarter of 2022 for revenues subject to refund related to the pending cost of capital proceeding at that time. The estimates were subsequently reversed during the second quarter of 2023 upon receipt of a final decision adopted by the California Public Utilities Commission (“CPUC”) in June 2023, as discussed immediately below.

On June 29, 2023, a final decision was adopted by the CPUC in the cost of capital proceeding at AWR’s regulated water utility segment, Golden State Water Company (“GSWC”) that, among other things, adopted a lower cost of debt of 5.1% as compared to 6.6% previously authorized. During 2022, GSWC had recorded estimated revenues subject to refund to reflect the lower cost of debt. Based on the final decision, all adjustments to rates are to be prospective and not retroactive. GSWC filed an advice letter that implemented the new cost of capital effective July 31, 2023. As a result, management updated the accounting estimates recorded during 2022 that resulted in the reversal during the second quarter of 2023 of all revenues subject to refund that had been recorded during 2022, of which $1.4 million, or $0.03 per share, was recorded during the fourth quarter of 2022. Excluding the impact from the final cost of capital proceeding recorded in the fourth quarter of 2022, adjusted consolidated diluted earnings were $0.53 per share for the quarter ended December 31, 2022, compared to recorded and adjusted consolidated diluted earnings of $0.55 per share for the quarter ended December 31, 2023, an adjusted increase of $0.02 per share for 2023.

Fourth Quarter 2023 Results

The table below sets forth a comparison of the fourth quarter 2023 diluted earnings per share contribution recorded by business segment and for the parent company with amounts recorded during the same period in 2022.

	Diluted Earnings per Share
	Three Months Ended
	12/31/2023	12/31/2022	CHANGE
Water	$0.41	$0.28	$0.13
Electric	0.07	0.08	(0.01)
Contracted services	0.12	0.17	(0.05)
AWR (parent)	(0.04)	(0.03)	(0.01)
Consolidated diluted earnings per share, as recorded (GAAP)	0.55	0.50	0.05
Adjustment to GAAP measure:
Impact of revenues subject to refund recorded in 2022*	—	0.03	(0.03)
Consolidated diluted earnings per share, as adjusted (Non-GAAP)*	$0.55	$0.53	$0.02
Water diluted earnings per share, as adjusted (Non-GAAP)*	$0.41	$0.31	$0.10
Note: Certain amounts in the table above may not foot or crossfoot due to rounding.
* The adjustment to recorded diluted earnings per share relates to the water segment. The water segment’s adjusted earnings for 2022 exclude the impact of accounting estimates made in 2022 for revenues subject to refund related to the pending cost of capital proceeding at that time, and as shown separately in the table above. The lower revenues recorded during the three months ended December 31, 2022 totaled $1.4 million, or $0.03 per share, based on the estimate of revenues subject to refund that were subsequently reversed in June 2023 upon receiving the final decision in the cost of capital proceeding making all adjustments to rates prospective and not retroactive.
Water Segment:
For the three months ended December 31, 2023, recorded diluted earnings from the water utility segment were $0.41 per share, as compared to $0.28 per share for the same period in 2022, an increase of $0.13 per share, which includes a favorable variance of $0.03 per share from the impact of accounting estimates made in the fourth quarter of 2022 for revenues subject to refund related to the pending cost of capital proceeding at that time, which were subsequently reversed during the second quarter of 2023. Excluding this item, adjusted diluted earnings at the water segment for the fourth quarter of 2022 were $0.31 per share, as compared to adjusted and recorded earnings of $0.41 per share for the fourth quarter of 2023, an adjusted increase at the water segment of $0.10 per share, or a 32% increase, due largely to the following items:

•An increase in water operating revenues of approximately $11.0 million largely as a result of the second-year rate increases related to the three months ended December 31, 2023, partially offset by the prospective change in the new cost of capital effective July 31, 2023 that lowered GSWC’s authorized return on rate base. The return on rate base was revised to reflect the new authorized cost of debt, which decreased from 6.6% to 5.1%, partially offset by a higher return on equity which increased from 8.9% to 9.36%. In June 2023, GSWC filed for the implementation of new 2023 rates upon receiving the final decisions on the general rate case and cost of capital proceedings both of which became effective July 31, 2023. The increase in water revenues during the fourth quarter of 2023 represents the difference from the 2023 second-year rate increases and the 2021 adopted rates recorded during the three-month period ended December 31, 2022.

•An increase in water supply costs of $2.0 million, which consist of purchased water, purchased power for pumping, groundwater production assessments and changes in the water supply cost balancing accounts. Adopted supply costs for the fourth quarter of 2023 were based on 2023 authorized amounts approved in the final CPUC decision in the water general rate case as compared to 2021 authorized amounts in place during the same period in 2022. Actual water supply costs are tracked and passed through to customers on a dollar-for-dollar basis by way of the CPUC-approved water supply cost balancing accounts. The increase in water supply costs results in a corresponding increase in water operating revenues and has no net impact on the water segment’s profitability.

•An overall increase in operating expenses of $700,000 (excluding supply costs) due primarily to increases in (i) overall labor costs and other employee-related benefits, (ii) other operation-related expenses resulting primarily from higher water treatment, chemical and conservation costs, (iii) administrative and general expenses resulting largely from higher outside-services costs, and (iv) property and other taxes; partially offset by a decrease in depreciation expense resulting from a higher amount of fully depreciated assets compared to the same period in 2022, and bad debt expense as a result of additional state relief funds expected to be received for unpaid water bills accumulated during the COVID-19 pandemic period.

•An increase in interest expense (net of interest income) of $1.4 million resulting primarily from an overall increase in interest rates, as well as an overall increase in total borrowing levels to support, among other things, the capital expenditure programs at GSWC; partially offset by higher interest income earned on regulatory assets bearing interest at the current 90-day commercial-paper rate, which increased compared to 2022’s rates, as well as an increase in the level of regulatory assets recorded that resulted, in large part, from the final decision on the water general rate case that had been delayed.

•An overall increase in other income (net of other expense) of $515,000 due primarily to higher gains generated on investments held to fund one of the company's retirement plans for the three months ended December 31, 2023 as compared to the same period in 2022; partially offset by an increase in the non-service cost components related to GSWC’s benefit plans resulting from changes in actuarial assumptions. As a result of GSWC’s two-way pension balancing accounts authorized by the CPUC, changes in total net periodic benefits costs related to the pension plan have no material impact to earnings.

•Changes in certain flowed-through income taxes and permanent items included in GSWC’s income tax expense for the three months ended December 31, 2023 as compared to the same period in 2022 that unfavorably impacted the water segment’s earnings. As a regulated utility, GSWC treats certain temporary differences as being flowed-through in computing its income tax expense consistent with the income tax method used in its CPUC-jurisdiction rate making. Changes in the magnitude of flowed-through items either increase or decrease tax expense, thereby affecting diluted earnings per share.
Electric Segment:
Diluted earnings from the electric utility segment were $0.07 per share for the three months ended December 31, 2023, as compared to $0.08 per share for the same period in 2022, a decrease of $0.01 per share, largely resulting from not having new rates in 2023 while awaiting the processing of the pending electric general rate case that will set new rates for 2023 – 2026, while also experiencing continued increases in overall operating expenses and interest costs. When a decision is issued in the electric general rate case, new rates are expected to be retroactive to January 1, 2023 and cumulative adjustments will be recorded at that time.
Contracted Services Segment:
Diluted earnings from the contracted services segment decreased $0.05 per share for the fourth quarter of 2023 as compared to the same period in 2022, largely due to a decrease in construction activity resulting from timing differences of when such work was performed throughout 2023 compared to 2022; partially offset by higher management fee revenues as compared to the same period of 2022 resulting from resolution of various economic price adjustments.
AWR (Parent):
For the fourth quarter of 2023, diluted losses from AWR (parent) increased $0.01 per share compared to 2022 due primarily to an increase in interest expense resulting from higher short-term interest rates on borrowings made under AWR’s revolving credit facility and the effect of changes in state unitary taxes.

Full Year 2023 Results
•$1.25 per share increase in recorded full year 2023 consolidated diluted EPS compared to full year 2022, or $0.41 per share increase as adjusted
◦Full year 2023 recorded results reflect the impact of retroactive rates of $0.38 per share related to the full year of 2022 due to receiving a final decision in the water utility general rate case.
◦Full year 2023 recorded results also reflect a net favorable variance of $0.26 per share resulting from the reversal of revenues subject to refund previously recorded in 2022 of $0.13 per share following the receipt of a final decision in the cost of capital proceeding in June 2023.
◦Full year 2023 recorded results also reflect a net favorable variance of $0.20 per share from gains on investments held to fund a retirement plan compared to losses during the same period in 2022.
The table below sets forth a comparison of the diluted earnings per share contribution by business segment and for the parent company as recorded during the year ended December 31, 2023 and 2022.

	Diluted Earnings per Share
	Year Ended
	12/31/2023	12/31/2022	CHANGE
Water	$2.77	$1.45	$1.32
Electric	0.20	0.24	(0.04)
Contracted services	0.50	0.46	0.04
AWR (parent)	(0.10)	(0.04)	(0.06)
Consolidated fully diluted earnings per share, as reported (GAAP)	$3.36	$2.11	$1.25
Adjustments to GAAP measure:
Impact of retroactive rates related to the full year of 2022 from the final decision in the water general rate case*	(0.38)	—	(0.38)
Impact related to the final cost of capital decision*	(0.13)	0.13	(0.26)
Consolidated diluted earnings per share, as adjusted (Non-GAAP)*	$2.85	$2.24	$0.61
Water diluted earnings per share, as adjusted (Non-GAAP)*	$2.26	$1.58	$0.68
Note: Certain amounts in the table above may not foot or crossfoot due to rounding.
* All adjustments to recorded diluted earnings per share relate to the water segment. The water segment’s adjusted earnings for 2023 exclude the impact of retroactive rates related to the full year of 2022 resulting from the final CPUC decision in the general rate case, and for 2023 and 2022 they exclude the impact of changes in estimates resulting from revenues subject to refund related to the cost of capital proceeding, both shown separately in the table above.
As noted in the table above, fully diluted earnings as reported for the year ended December 31, 2023 were $3.36 per share as compared to $2.11 per share recorded for 2022, a $1.25 per share increase. Included in the results for the year ended December 31, 2023 were: (i) the impact of retroactive new rates related to the full 2022 year of $0.38 per share as a result of receiving a final decision in the water general rate case discussed below and shown separately in the table above, (ii) a net favorable variance of $0.26 per share, also shown separately in the table above, related to the impact of the final cost of capital decision that resulted in the reversal during 2023 of revenues subject to refund of $6.4 million, or $0.13 per share, due to a change in estimate from what had been recorded during 2022, and (iii) a net favorable variance of $0.20 per share from gains totaling $5.0 million, or $0.10 per share, recorded during 2023 on investments held to fund one of the company's retirement plans, as compared to losses of $5.2 million, or $0.10 per share, recorded for the same period in 2022, both due to financial market conditions.

Excluding the three items discussed above, adjusted consolidated diluted earnings for the year ended December 31, 2023 were $2.75 per share as compared to adjusted diluted earnings of $2.34 per share for the same period in 2022, an adjusted increase of $0.41 per share, or a 17.5% increase, largely due to new 2023 water rates approved in GSWC’s final decision in its general rate case proceeding.

On June 29, 2023, the CPUC adopted a final decision in GSWC's general rate case application that determines new water rates for the years 2022–2024 retroactive to January 1, 2022. Among other things, the final decision (i) adopted the full settlement agreement between GSWC and the Public Advocates Office at the CPUC that resolved all issues related to the 2022 annual revenue requirement, and (ii) allowed for additional increases in adopted revenues for 2023 and 2024 subject to an earnings test and inflationary index values at the time of filing for implementation of the new rates. GSWC filed for the implementation of new 2023 rate increases that became effective on July 31, 2023. In October 2023, GSWC also filed with the CPUC to recover all retroactive rate amounts accumulated in memorandum accounts for the full 2022 year and for 2023 through July 30, 2023. Surcharges were implemented to recover these cumulative retroactive rate differences over 36 months. As of December 31, 2023, there is an aggregate cumulative balance of $52.8 million in CPUC-approved general rate case memorandum accounts that have been recognized as regulatory assets with a corresponding increase in water revenues.

For more details on the full year 2023 results, please refer to the company’s Form 10-K filed with the Securities and Exchange Commission.

Regulatory Matters
On June 29, 2023, a final decision was adopted by the CPUC in the cost of capital proceeding that, among other things, adopted a new return on equity of 8.85% for GSWC effective July 31, 2023 as compared to 8.9% previously authorized, and allowed for the continuation of the Water Cost of Capital Mechanism (“WCCM”) through December 31, 2024. The WCCM adjusts the return on equity and rate of return on rate base between the three-year cost of capital proceedings only if there is a positive or negative change of more than 100 basis points in the average of the Moody’s Aa utility bond rate as measured over the period from October 1 through September 30. If there is a positive or negative change of more than 100 basis points, the return on equity is adjusted by one half of the difference. For the period from October 1, 2021 through September 30, 2022, the Moody’s Aa utility bond rate increased by 102.8 basis points from the benchmark, which triggered the WCCM adjustment, which increased GSWC's adopted return on equity to 9.36% effective July 31, 2023. Additionally, for the period from October 1, 2022 through September 30, 2023, the Moody's Aa utility bond rate increased by 139.7 basis points from the benchmark, which triggered another WCCM adjustment. On October 12, 2023, GSWC filed an advice letter to establish the WCCM for 2024, which has been approved by the CPUC and increased GSWC’s 9.36% adopted return on equity to 10.06% effective January 1, 2024.

Investor-owned water utilities serving California are required to file their cost of capital applications on a triennial basis. GSWC’s next cost of capital application was scheduled to be filed on May 1, 2024 effective for the years 2025 - 2027. However, GSWC, along with three other Class A investor-owned water utilities in California, filed a joint request with the CPUC to defer the filing deadline of the next cost of capital applications by one year, which was approved on February 2, 2024. The joint request asked that the utilities keep the cost of capital currently authorized for 2024 in effect through 2025, and file new cost of capital applications by May 1, 2025 to set the cost of debt, return on equity and capital structure starting January 1, 2026. GSWC’s current authorized rate of return on rate base is 7.93% effective January 1, 2024, which will continue in effect through December 31, 2025. Additionally, GSWC’s WCCM will remain active through the one year deferral period.
Dividends
On February 6, 2024, AWR’s Board of Directors approved a 2024 first quarter dividend of $0.43 per share on AWR’s Common Shares. Dividends on the Common Shares will be paid on March 1, 2024 to shareholders of record at the close of business on February 20, 2024. AWR has paid common dividends every year since 1931, and has increased the dividends received by shareholders each calendar year for 69 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. AWR’s quarterly dividend rate has grown at a compound annual growth rate (“CAGR”) of 9.4% over the last five years. AWR's current policy is to achieve a CAGR in the dividend of more than 7% over the long-term.

Credit Ratings
AWR currently maintains a credit rating of A Stable with Standard and Poor’s Global Ratings (“S&P”), while GSWC maintains an A+ Stable rating with S&P and an A2 Stable rating with Moody’s Investors Service. These are some of the highest credit ratings in the U.S. investor-owned water utility industry.

Non-GAAP Financial Measures
This press release includes a discussion on AWR’s operations in terms of diluted earnings per share by business segment and AWR (parent), which is each business segment’s earnings divided by the company’s weighted average number of diluted common shares. The gains and losses generated on the investments held to fund one of the company’s retirement plans during the years ended December 31, 2023 and 2022 have been excluded when communicating the results to help facilitate comparisons of AWR’s performance from period to period. In addition, both the impact of retroactive rates related to the full year 2022 recorded during the year ended December 31, 2023 resulting from the final decision on the water general rate case, and the impact from the estimates of revenues subject to refund recorded in 2022 and changes to estimates recorded in 2023 following the receipt of a final cost of capital decision in June of 2023 have been excluded when communicating AWR’s consolidated and water segment results for the three months ended December 31, 2022 and the years ended December 31, 2023 and 2022 to help facilitate comparisons of the company’s performance from period to period. All of these measures are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute “non-GAAP financial measures” under Securities and Exchange Commission rules, which supplement our GAAP disclosures but should not be considered as an alternative to the respective GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants.

The company uses earnings per share by business segment as an important measure in evaluating its operating results and believes this measure is a useful internal benchmark in evaluating the performance of its operating segments. The company reviews this measurement regularly and compares it to historical periods and to the operating budget. The company has provided the computations and reconciliations of diluted earnings per share from the measure of operating income by business segment to AWR’s consolidated fully diluted earnings per share in this press release.

Forward-Looking Statements
Certain matters discussed in this press release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Conference Call
Robert Sprowls, president and chief executive officer, and Eva Tang, senior vice president and chief financial officer, will host a conference call to discuss these results at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) on Thursday, February 22, 2024. There will be a question and answer session as part of the call. Interested parties can listen to the live conference call and view accompanying slides on the internet at www.aswater.com. The call will be archived on the website and available for replay beginning February 22, 2024 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through February 29, 2024.

About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in nine states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 264,100 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,800 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on twelve military bases throughout the country under 50-year privatization contracts with the U.S. government.

The company has achieved an 8.1% compound annual growth rate in its calendar year dividend payments from 2013 – 2023.

CONTACT:	Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets
(in thousands)	December 31, 2023	December 31, 2022
Assets
Net Property, Plant and Equipment	$1,892,280	$1,753,766
Goodwill	1,116	1,116
Other Property and Investments	42,932	36,907
Current Assets	205,978	151,294
Other Assets	103,816	91,291
Total Assets	$2,246,122	$2,034,374
Capitalization and Liabilities
Capitalization	$1,351,664	$1,156,096
Current Liabilities	166,623	396,522
Other Credits	727,835	481,756
Total Capitalization and Liabilities	$2,246,122	$2,034,374

	Condensed Statements of Income
	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share amounts)	2023	2022	2023	2022
	(unaudited)
Operating Revenues
Water	$87,622	$75,041	$433,473	$340,602
Electric	11,144	10,958	41,832	39,986
Contracted services	26,414	39,368	120,394	110,940
Total operating revenues	125,180	125,367	595,699	491,528

Operating Expenses
Water purchased	17,274	17,824	72,864	75,939
Power purchased for pumping	3,315	2,679	12,829	11,861
Groundwater production assessment	5,662	4,345	20,850	19,071
Power purchased for resale	3,437	5,853	13,275	15,039
Supply cost balancing accounts	(3,008)	(5,840)	12,118	(12,000)
Other operation	10,010	10,067	40,271	38,095
Administrative and general	22,241	21,160	88,273	86,190
Depreciation and amortization	10,758	10,913	42,403	41,315
Maintenance	3,192	3,272	14,218	13,392
Property and other taxes	6,162	5,647	24,046	22,894
ASUS construction	11,358	21,908	57,912	53,171
Gain on sale of assets	(100)	(75)	(100)	(75)
Total operating expenses	90,301	97,753	398,959	364,892

Operating income	34,879	27,614	196,740	126,636

Other Income and Expenses
Interest expense	(10,862)	(7,781)	(42,762)	(27,027)
Interest income	1,624	939	7,416	2,326
Other, net	2,883	2,495	5,126	125
Total other income and expenses, net	(6,355)	(4,347)	(30,220)	(24,576)

Income Before Income Tax Expense	28,524	23,267	166,520	102,060
Income tax expense	8,096	4,638	41,599	23,664
Net Income	$20,428	$18,629	$124,921	$78,396

Weighted average shares outstanding	36,981	36,961	36,976	36,955
Basic earnings per Common Share	$0.55	$0.50	$3.37	$2.12

Weighted average diluted shares	37,085	37,049	37,077	37,039
Fully diluted earnings per Common Share	$0.55	$0.50	$3.36	$2.11

Dividends paid per Common Share	$0.4300	$0.3975	$1.6550	$1.5250

Computation and Reconciliation of Non-GAAP Financial Measure (Unaudited)
Below are the computation and reconciliation of diluted earnings per share from the measure of operating income by business segment to AWR’s consolidated fully diluted earnings per share for the three and twelve months ended December 31, 2023 and 2022.

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	Q4 2023	Q4 2022	Q4 2023	Q4 2022	Q4 2023	Q4 2022	Q4 2023	Q4 2022	Q4 2023	Q4 2022
Operating income	$25,171	$15,294	$3,413	$3,767	$6,297	$8,555	$(2)	$(2)	$34,879	$27,614
Other (income) and expense	4,037	3,181	243	(6)	404	101	1,671	1,071	6,355	4,347
Income tax expense (benefit)	6,015	1,723	721	794	1,488	2,077	(128)	44	8,096	4,638
Net income (loss)	$15,119	$10,390	$2,449	$2,979	$4,405	$6,377	$(1,545)	$(1,117)	$20,428	$18,629
Weighted Average Number of Diluted Shares	37,085	37,049	37,085	37,049	37,085	37,049	37,085	37,049	37,085	37,049
Diluted earnings (loss) per share	$0.41	$0.28	$0.07	$0.08	$0.12	$0.17	$(0.04)	$(0.03)	$0.55	$0.50

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022
Operating income	$159,177	$92,455	$11,196	$11,740	$26,151	$22,449	$216	$(8)	$196,740	$126,636
Other (income) and expense	20,780	22,339	2,202	425	1,446	(273)	5,792	2,085	30,220	24,576
Income tax expense (benefit)	35,689	16,346	1,515	2,439	6,109	5,476	(1,714)	(597)	41,599	23,664
Net income (loss)	$102,708	$53,770	$7,479	$8,876	$18,596	$17,246	$(3,862)	$(1,496)	$124,921	$78,396
Weighted Average Number of Diluted Shares	37,077	37,039	37,077	37,039	37,077	37,039	37,077	37,039	37,077	37,039
Diluted earnings (loss) per share	$2.77	$1.45	$0.20	$0.24	$0.50	$0.46	$(0.10)	$(0.04)	$3.36	$2.11
Note: Certain amounts in the table above may not foot or crossfoot due to rounding.